Exhibit (a)(24)

PRESS RELEASE 4 March 2024 – 08:00 a.m. CET _______________________________________

INFORMATION REGARDING TAKEOVER BID BELGIUM
ANTWERP, Belgium, 4 March 2024 – Euronav NV (“EURN”, “Euronav” or “the Company”) (NYSE: EURN & Euronext: EURN) has been informed that certain funds managed by FourWorld Capital Management LLC (“FourWorld”) have now also filed a request with the Market Court in Belgium in connection with CMB’s Belgian offer for the shares of the Company.

The Company is not involved in these proceedings. This request follows a complaint that was filed by FourWorld in the United States District Court for the Southern District of New York on 26 February 2024 in connection with CMB’s U.S. takeover bid for the shares of the Company.
The complaint seeks, mainly for CMB to adjust the bid price taking into account alleged special benefits that would have been granted to Frontline on top of the cash purchase price paid by CMB for its shares of the Company.

CMB has reacted in a statement to that complaint. That reaction can be consulted here.

Euronav furthermore takes the opportunity to notify investors that in order to address some of the points raised in the complaints made both in the US and Belgium, it has made public on its website some further supporting documentation, including the annexes to the advice of the Committee of independent members of Euronav’s Supervisory Board on https://www.euronav.com/en/investors/legal-information/sgm-2023/2023/ and the unredacted advice of Degroof Petercam on https://www.euronav.com/en/investors/legal- information/sgm-2024/2024/.

Contact:
Communications Coordinator – Enya Derkinderen Tel: +32 476646359 Email: communications@euronav.com

Head of Marketing & Communications – Katrien Hennin Tel: +32 499393470 Email: katrien.hennin@cmb.be

About Euronav NV & CMB.TECH
Euronav and CMB.TECH together represent a group with around 150 ocean-going vessels in dry bulk, container shipping, chemical tankers, offshore wind and oil tankers. The group focuses on large marine and industrial applications on hydrogen or ammonia. They also offer hydrogen and ammonia fuel to customers, through own production or third-party producers. The company is headquartered in Antwerp, Belgium, and has offices across Europe and Asia.
Euronav is listed on Euronext Brussels and on the NYSE under the symbol EURN.
Euronav plans to change the group's name to CMB.TECH. Euronav will remain the oil tanker shipping division within the group.
More information can be found at www.euronav.com.

PRESS RELEASE 4 March 2024 – 08:00 a.m. CET _______________________________________

About CMB
CMB (Compagnie Maritime Belge) is a diversified shipping group based in Antwerp, Belgium. CMB is the majority shareholder of Euronav.
More information can be found at www.cmb.be.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbour protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbour provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbour legislation. The words "believe", "anticipate", "intends", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect", "pending" and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include uncertainty as to the number of shares that will be tendered in the Bid and the impact on the continued listing of the shares on the New York Stock Exchange or Euronext Brussels, the failure of counterparties to fully perform their contracts with us, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker vessel capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the United States Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.